SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

November 1, 2002
Date of Report (Date of Earliest Event Reported)

The Taiwan Fund, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	811-04893 (Commission File Number)	042942862 (IRS Employer Identification Number)

225 Franklin Street, Boston, Massachusetts (Address of Principal Executive Offices)	02110 (Zip Code)

(212) 662-2789
(Registrant’s Telephone Number, Including Area Code)

Item 9. Regulation FD Disclosure.
SIGNATURES

Item 9. Regulation FD Disclosure.

     Pursuant to Regulation FD Rules 100-103, The Taiwan Fund, Inc. (the “Fund”) furnishes the November 2002 Monthly Review on the Fund by the Fund’s investment adviser.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 13, 2002

By:	/s/ Haichi Vicki Hau

Name: Haichi Vicki Hau Title: Secretary

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THE TAIWAN FUND, INC. REVIEW

November 2002

HSBC Asset Management (Taiwan) Limited
24/F No. 99, Tunhwa S. Rd., Sec. 2
Taipei 106, Taiwan
Tel: (8862) 2325-7888
Fax: (8862) 2706-5371

Portfolio Review

Though the Fund still ranked in the first quartile, we under-performed the TAIEX in November, mainly due to our lower weightings in traditional sectors. In U.S. dollar terms, the Fund's return in November was 0.18%, compared to TAIEX return of 1.33%. In N.T. dollar terms, the Fund's November return was 0.25% while the TAIEX's was 1.48%.

Fueled by expectations of a catch-up rally, most traditional sectors saw handsome gains in November. This was intensified by year-end window dressing activities among traditional sector leaders. The top gainer in November was the cement sector, which registered a 16% jump. Other leaders included the glass & ceramic sector, a 12% gain, and plastics, a 10% rise. As we chose not to participate in such short-term market swings, we were unable to outperform the TAIEX in November.

For December, we think the material sector and the technology sector should have better chances to outperform the TAIEX, while the banking sector should be a laggard. Therefore, we have reduced our weighting in the banking sector and increased our weightings in both the material sector and the technology sector. The material sector is likely to benefit from increasing market expectation of supply tightness for next year, while the technology sector should rise on the back of a good shopping season as well as improving prospects of business spending for next year. The banking sector, on the other hand, should be relatively weak, as the government's financial reform appears to have come under pressure amid recent political setbacks for the ruling DPP. At the stock level, we like Formosa Chemicals & Fiber (1433) and Taiwan Polypropylene (1311), for they are among the major beneficiaries in the material sector's upcoming cycle. We also like LED plays such as Epistar (2448) and Everlight (2393), for their growing business related to backlights for color handsets, one of the hottest segments in the technology sector. In addition, we expect WLAN to be the major driver in the communications industry, and we like equipment makers such as Ambit (2386) and chipset providers such as Realtek (2379).

Total Fund Asset Allocation

As of 11/30/02	% of Total Fund	% of TAIEX
Electronics	17.24	17.62
Semiconductor	14.55	17.02
Banking	14.23	17.59
PC & Peripherals	12.74	13.17
Telecommunication	9.43	8.07
Plastics	5.54	5.15
Textile	5.27	3.48
Steel	2.67	2.90
Transportation	2.09	1.99
Auto	1.87	1.67
Chemical	1.74	1.41
Electricals	1.60	1.37
Rubber	1.21	0.77
*C.S. & Software	0.79	0.56
Wire & Cable	0.54	0.87
Others	4.78	6.36
Total	**96.29**	**100.00**
Cash	3.71	

Total Net Asset: US$176.51M

(*)=Computer Service & Software

Top 10 Holdings of Total Fund Portfolio

As of 11/30/02	% of Total Portfolio
Taiwan Semiconductor Mfg	9.29
Chunghwa Telecom	4.16
Formosa Chemical & Fiber	3.94
United Micro Electronics	3.53
Hon Hai Precision Industry	2.77
China Steel Common	2.17
Quanta Computer Inc.	1.97
Chinatrust Financial Holdings	1.87
Taipei Bank	1.87
Formosa Plastics	1.77
Total	**33.34**

NAV: US$10.79 **Price: US$9.19** **Prem.: -14.83%**

No. of Shares: 16.4M

Total Returns in US$ (%)**

	The Taiwan Fund, Inc.	Taiwan Stock Exchange Index
One Month	**0.18**	**1.33**
Fiscal Year to Date	**-4.62**	**2.28**
One Year	**-2.82**	**3.59**
Three Years	**-19.49**	**–18.19**
Five years	**-8.84**	**–11.19**
Ten Years	**0.40**	**–0.78**
Since Inception	**6.16**	**10.00**

**Total returns are historical and assume changes in net asset value per share during each period and assume that dividends and capital gains, if any, were reinvested. Past performance is not indicative of future results of the Fund. Returns for periods less than one year are not annualized.

Premium/Discount of TWN Taiwan Fund Premium/Discount 60% 1993/01/01-2002/11/30 40% 20% 0% -20% -40% 1993 1994 1995 1996 1997 1998 1999 2000 2001 2002 Market Data As of 10/31/02 As of 11/30/02 TAIEX 4579.14 4646.69 % change in NTD terms 9.24 1.48 % change in USD terms 9.73 1.33 NTD Daily avg. trading volume (In Billions) 76.22 88.59 USD Daily avg. trading volume (In Billions) 2.19 2.54 NTD Market Capitalization (In Billions) 9038.52 9317.52 USD Market Capitalization (In Billions) 259.65 267.65 FX Rate: (US$/NT$) 34.76 34.81 Taiwan’s Macro Economics Review 333 33 333 33 333 33 333 33 2FW3 33 33 3333 33 3333 33 3333 33 3333 33 3333 3333 3333 3333 3333 3333 3333 7DLZDQ3V3([SRUW3*URZWK3300$33OHIW3VFDOH3 1$303,QYHQWRULHV3,QGH[3300$33ULJKW3VFDOH3 Source: DATASTREAM Taiwans export growth peaked in September, following the apparent softness in U.S. However, it seems that inventories. weakness in export growth may be short-lived, as U.S. inventory adjustment may end sooner than expected after recent strong spending data. We are likely to see a rebound in export growth early next year, which should be good for the stock market going forward. *Disclaimer: This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures mentioned above are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell the securities mentioned. *Effective. from 1st November 1999, the daily NAV of the Fund is available at Lipper and CDA Weisenberger, or you may call toll free (800)636-9242. *Please notify us immediately if you are having problems receiving this telecopy. Fund Manager: Vincent Lai Deputy Fund Manager: Jovi Chen 3 3

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